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                                                                    EXHIBIT 8.01


                                SIDLEY & AUSTIN
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

  DALLAS                  One First National Plaza              WASHINGTON, D.C.
  ------                  Chicago, Illinois 60603                    ------
LOS ANGELES                Telephone 312 853 7000                    LONDON
  ------                   Facsimile 312 853 7036                    ------
 NEW YORK                                                          SINGAPORE
                                Founded 1866                         ------
                                                                     TOKYO


                               September 8, 1998


ProFutures, Inc.
 as general partner of
 ProFutures Bull & Bear Fund, L.P.
1310 Highway 620 South
Suite 200
Austin, Texas 78734

          Re:  Registration Statement on Form S-1
               ----------------------------------

Dear Sir or Madam:

          We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 to be filed with the SEC on or about September 8, 1998, (the "Registration Statement"), relating to Units of Limited Partnership Interest ("Units") of ProFutures Bull & Bear Fund, L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.

          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinions expressed under the caption "Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement that: (i) based on the type of income expected to be earned by the Fund, the Fund will be taxed as a partnership for federal income tax purposes; (ii) each Partner will be required to report on his tax return his allocable share of the Fund's income, gains, losses, and deductions; (iii) based on the contemplated trading activities of the Fund, the income earned by the Fund will not constitute "unrelated business taxable income" under section 511 of the Code to employee benefit plans and other tax-exempt entities which purchase Units; provided that such Units purchased by such plans and entities are not "debt-financed" within the meaning of section 514 of the Code.

          We also advise you that in our opinion the description set forth under the caption "Tax Consequences" in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to United States individual investors, as of the date hereof, of an investment in the Fund.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the inclusion in the Prospectus of our opinion set forth under the caption "Federal Income Tax Consequences."

                                       Very truly yours,


                                       SIDLEY & AUSTIN